avVaa
                        World Health Care Products. Inc.

                                                 3018 Schaeffer Rd. P.O. Box 335
                                                          Falkland, B.C. V0E 1W0
                                                             Phone: 250.379.2727
                                                                   Fax: 379.2723
                                                                   www.avvaa.com
                                                                   -------------



January 20th 2005


Signature Stock transfer Company
One Preston Park
23-1 Ohio Drive, Suite #
100 Piano Texas, USA
75093


To whom it may concern

Re: Treasury order for AVVAA World Health Care Products Inc.' stock



This letter will act as the authorization, to act as Transfer Agent and Registrar of this corporation, to issue 144 stock in conjunction with an agreement for consulting services o Mr. Thomas W. Clynes c/o Multi Media Productions USA, Inc., 1001 Yamato Road, Suite 301, B Raton, FL USA 33431 (see attached treasury order) and the Board believes it would be in the best interest of the corporation to issue S8 stock in the amount of 100,000 shares for compensation for the consulting services provided by Mr. Thomas W. Clynes .

The Company has passed a Resolution, (see attached) that Signature Stock Transfer, Inc., stock transfer agent, is authorized to issue S8 stock in the amount of 100,000 shares for compensation for the consulting services provided by Mr. Thomas W. Clynes. Please issue the share certificates to :

Mr. Thomas W. Clynes
c/o Multi Media Productions USA, Inc.
1001 Yamato Road, Suite 301
Boca Raton, FL USA 33431


I, the undersigned, qualified officer of the above named company, do hereby indemnify signature. stock transfer, inc. and their employees, against any and all actions taken by the above company, and certify that the attached resolution is a true copy of a resolution, set forth and adopted on the described, and that the said resolution has not been in any way rescinded, annulled, or revoked but the same is still in full force, and effect.

Please EXPRESS COURIER the certificates to;


AWAA World Health Care Products, Inc. Attn. Jack Farley
P.O. Box 335, 3018 Schaeffer Rd.,
Falkland, B.C. VOE I WO

FEDEX ACCOUNT # 2531248




If you have any questions, please don't hesitate to contact me at 250-379-2727.

Yours Truly


/s/  J.S. Farley

Jack Farley
President


                             The Natural Choice for
                          Health & Skin Care Products
                    Improving Quality of Life and Well-being